Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 27, 2017
Contact: Angie Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2017 Preliminary
Unaudited Financial Results

The Bank Reported Net Income of $130 Million for the Quarter Ended June 30, 2017

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2017. The Bank expects to file its Second Quarter 2017 Form 10-Q with the Securities and Exchange Commission (SEC) on or before August 14, 2017.

Summary

The Bank recorded $130 million in net income for the second quarter and $270 million during the first six months of 2017. The Bank’s net income was primarily driven by net interest income, other income (loss), and other expense.

The Bank’s net interest income totaled $170 million in the second quarter and $323 million year-to-date, both an increase from the comparable periods in 2016, reflecting higher advance spreads and higher average advance balances. Advances, which totaled $118.9 billion as of June 30, 2017, continued to be the Bank’s single largest asset class, accounting for 72 percent of total assets.

As a result of the Bank’s earnings, the Bank accrued $15 million during the second quarter and $31 million year-to-date for use in its Affordable Housing Program (AHP). These accruals have positioned the Bank to continue to help meet the district’s affordable housing needs.

“The Des Moines Bank's financials remained fundamentally sound in the second quarter,” said Michael L. Wilson, president and CEO. “The Bank is generating a level of earnings commensurate with a prudent risk profile.”

In August, the Board of Directors (Board) is scheduled to consider the second quarter 2017 dividend. An announcement is expected on or before August 14, 2017.

Detail

Operating Results

For the three and six months ended June 30, 2017, the Bank recorded net income of $130 million and $270 million compared to $232 million and $419 million for the same periods in 2016. The Bank's net income was primarily driven by net interest income, other income (loss), and other expense.

Net Interest Income - The Bank's net interest income totaled $170 million and $323 million for the three and six months ended June 30, 2017 compared to $94 and $197 million for the same periods last year. The increase was primarily due to an increase in interest income resulting from higher advance spreads and higher average advance balances. The Bank's net interest margin was 0.41 percent and 0.37 percent during the three and six months ended June 30, 2017 compared to 0.24 percent and 0.26 percent for the same periods in 2016. The increase was driven by changes made to advance pricing on certain products and the Bank's interest-earning assets repricing to higher interest rates at a quicker pace than the Bank's interest-bearing liabilities during the first half of 2017.

Other Income (Loss) - The Bank recorded net gains of $6 million and $41 million in other income (loss) for the three and six months ended June 30, 2017 compared to net gains of $192 million and $324 million for the same periods last year. Other income (loss) was primarily impacted by net gains on litigation settlements of $21 million during the six months ended June 30, 2017 and $200 million and $337 million during the three and six months ended June 30, 2016 as a result of settlements with certain defendants in the Bank's private-label MBS litigation. The Bank did not record any litigation settlements during the three months ended June 30, 2017. Although all of the private-label MBS lawsuits have been either settled or dismissed, the Bank has appealed certain claims dismissed by the court against three defendants. Other factors impacting other income (loss) include net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three and six months ended June 30, 2017, the Bank recorded net losses of $3 million and net gains of $3 million on its derivatives and hedging activities through other income (loss) compared to net losses of $30 million and $73 million during the same periods last year. The fair value changes were primarily driven by changes in interest rates. These changes impacted the Bank's fair value hedge relationships and fair value changes on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio. The Bank utilizes derivative instruments to manage interest rate risk.

During the three and six months ended June 30, 2017, the Bank recorded net gains on trading securities of $4 million and $9 million compared to net gains of $18 million and $53 million for the same periods in 2016. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities.

Other Expense - Other expense totaled $31 million and $63 million for the three and six months ended June 30, 2017 compared to $27 million and $54 million for the same periods last year. The increase was primarily due to an increase in professional service fees.

Balance Sheet Highlights

The Bank's total assets decreased to $165.0 billion at June 30, 2017, from $180.6 billion at December 31, 2016, due primarily to a decrease in advances. Advances decreased due primarily to the repayment of advances held by a large depository institution member and by certain captive insurance company members whose membership was terminated in response to the Finance Agency final rule affecting FHLBank membership.

The Bank's total liabilities decreased to $157.6 billion at June 30, 2017, from $173.2 billion at December 31, 2016, driven primarily by a decline in the amount of consolidated obligations needed to fund the Bank’s assets.

Total capital remained stable at $7.4 billion at June 30, 2017 and December 31, 2016. Retained earnings increased to $1.7 billion at June 30, 2017 from $1.5 billion at December 31, 2016 due to net income, partially offset by dividends paid. The Bank's regulatory capital ratio increased to 4.72 percent at June 30, 2017, from 4.48 percent at December 31, 2016 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

Additional financial information will be provided in the Bank's Second Quarter 2017 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before August 14, 2017.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	June 30,	December 31,
Statements of Condition (dollars in millions)	2017	2016
Cash and due from banks	$964	$223
Advances	118,878	131,601
Investments	37,763	41,218
Mortgage loans held for portfolio, net	6,953	6,913
Total assets	164,988	180,605
Consolidated obligations	155,729	170,845
Mandatorily redeemable capital stock	480	664
Total liabilities	157,592	173,204
Capital stock - Class B putable	5,623	5,917
Additional capital from merger	—	52
Retained earnings	1,684	1,450
Accumulated other comprehensive income (loss)	89	(18)
Total capital	7,396	7,401
Total regulatory capital[1]	7,787	8,083
Regulatory capital ratio	4.72%	4.48%

1     Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2017	2016	2017	2016
Net interest income	$170	$94	$323	$197
Provision (reversal) for credit losses on mortgage loans	—	1	—	1
Other income (loss):
Net gains (losses) on trading securities	4	18	9	53
Net gains (losses) on derivatives and hedging activities	(3)	(30)	3	(73)
Gains on litigation settlements, net	—	200	21	337
Other, net	5	4	8	7
Total other income (loss)	6	192	41	324
Total other expense	31	27	63	54
Net income before assessments	145	258	301	466
Affordable Housing Program assessments	15	26	31	47
Net income	$130	$232	$270	$419
Performance Ratios
Net interest spread	0.37%	0.21%	0.33%	0.23%
Net interest margin	0.41%	0.24%	0.37%	0.26%
Return on average equity	7.13%	15.34%	7.32%	14.15%
Return on average capital stock	9.30%	19.11%	9.40%	17.25%
Return on average assets	0.31%	0.59%	0.31%	0.55%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Second Quarter 2017 Form 10-Q expected to be filed on or about August 14, 2017 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.